Exhibit 10.9

PRIVILEGED AND CONFIDENTIAL

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of [ • ], 2021, by and between THE VITA COCO COMPANY, INC., a Delaware corporation (together with its predecessors and successors, the “Corporation”) and MARTIN ROPER (the “Employee”). This Agreement shall be effective as of the date of closing of the initial public offering of the Corporation, which shall include any transaction resulting in any class of the Corporation’s equity converting into publicly traded shares (the “IPO”), or such other date mutually agreed in writing between the parties (such date, the “Effective Date”) and shall amend and restate in its entirety that certain Employment Agreement, dated as of September 18, 2019, by and between the Corporation and the Employee, as amended by that certain First Amendment to Employment Agreement, dated as of May 19, 2020, and that certain Second Amendment to Employment Agreement, dated as of December 27, 2020 (collectively, the “Original Agreement”).

WITNESSETH:

WHEREAS, the Corporation desires to continue to employ the Employee in the capacity hereinafter stated, and the Employee desires to continue to be employed by the Corporation in such capacity for the period and on the terms and conditions set forth herein;

WHEREAS, the Corporation and the Employee are currently parties to the Original Agreement; and

WHEREAS, the Corporation and the Employee desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Employee as follows:

1.

Employment Period. The Corporation hereby agrees to continue to employ the Employee as its Co-Chief Executive Officer, and the Employee, in such capacity, agrees to continue to provide services to the Corporation for the period beginning on the Effective Date and ending upon the termination of the Employee’s employment with the Corporation for any reason (the “Employment Period”). In addition, the Employee shall serve as a member of the Board (as defined in Section 2 hereof) and during the Employment Period, the Corporation shall nominate the Employee for a seat on the Board upon the expiration of the Employee’s current term as a director hereunder and upon the expiration of each subsequent term thereafter.

2.

Performance of Duties. In the Employee’s capacity as Co-Chief Executive Officer of the Corporation, the Employee shall be responsible for all day-to-day operations of the Corporation and shall report to the Corporation’s Executive Chairman and to the Board of Directors (the “Board”). Subject to the Employee’s right to engage in Other Services (as hereinafter defined), the Employee shall devote substantially all of his time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his best efforts to promote the interests of the Corporation. The parties acknowledge and agree that the Employee’s performance of his responsibilities to the Corporation and its subsidiaries and affiliates will require the Employee to travel frequently and work from locations including but not limited to the primary office of the Corporation located in New York, New York. Notwithstanding the foregoing or anything contained herein to the contrary, the Employee may continue to act as a board member to those organizations, companies and/or businesses whose board of directors he is currently a member of and which are identified on Exhibit A hereto and the same shall not be deemed (1) a breach of the provisions of this Agreement and/or (2) a conflict of interest with the Corporation, its subsidiaries or affiliates, provided that the Employee’s connection with said organizations, companies and/or businesses is limited in the aggregate to a maximum of fifteen (15) days per calendar year (the “Other Services”) requiring travel away from New York City. The Employee may also provide services to charitable organizations from time to time during the Employment Period, provided the same do not materially interfere with or detract from the performance of the Employee’s responsibilities to the Corporation per this Agreement and which are approved in advance by the Board, such approval not to be unreasonably withheld.

3.	Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Employee shall be compensated by the Corporation for his services as follows:

(a)

The Employee shall receive a salary that is $425,000 per year (the “Salary”), payable in substantially equal monthly or more frequent installments and subject to normal and customary tax withholding and other deductions, all on a basis consistent with the Corporation’s normal payroll procedures and policies and prorated for any partial years of employment. Effective as of January 1, 2022, the Salary shall be increased to $460,000 per year. The Employee’s salary rate shall be reviewed by the Board on an annual basis to determine whether an increase in the Employee’s rate of compensation is appropriate, which shall be determined in the Board’s sole discretion. In addition, the employee’s compensation structure will be reviewed after the IPO relative to appropriate benchmarks for public company chief executive officer total compensation.

(b)

The Employee shall be eligible to receive, for each calendar year during the Employment Period (prorated for any partial years of employment), a bonus (the “Bonus”) of up to 65% of the Employee’s then applicable Salary and a stretch bonus (the “Stretch Bonus”) of up to an additional 65% of the Employee’s then applicable Salary, both of which will be based on the Corporation and the Employee achieving certain performance goals, provided that effective January 1, 2022, the Bonus will be up to 75%, and the Stretch Bonus will be up to an additional 75%, of the Employee’s then applicable Salary. The performance goals for the Employee for each calendar year shall be determined by the Board (in consultation with Employee), within the first ninety (90) days following the commencement of such calendar year. The Bonus and Stretch Bonus, if any, shall accrue (and be computed) upon the completion of the applicable calendar year and shall be paid on or about

February 15th of the calendar year following the end of the calendar year to which the Bonus and Stretch Bonus relates. Except as provided in Section 5, the Employee must remain continuously employed with the Corporation through December 31 of the applicable performance year in order to be eligible to receive his bonus payment entitlement (“earned bonus”).

(c)

The Employee shall be reimbursed by the Corporation for all reasonable, direct and verifiable business, travel and entertainment expenses incurred or paid by the Employee during the Employment Period and in the performance of his services under this Agreement including travel originating in Massachusetts if that is the more logical start point for business travel given the Employee’s weekend and vacation plans; provided that such expenses are consistent with the Corporation’s policies in effect from time to time and the Employee furnishes to the Corporation appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses as well as such other documentation and accounting as the Corporation may from time to time reasonably request.

(d)	The Employee shall be entitled to all scheduled holidays of the Corporation as well as yearly paid vacation as outlined in the Corporation’s vacation policy, and as may be amended from time to time.

(e)

The Employee shall be eligible to participate in the benefits made generally available by the Corporation to the employee management team, in accordance with the benefit plans established by the Corporation, and as may be amended from time to time in the Corporation’s sole discretion.

(f)

If the Employee decides to relocate his primary residence from Massachusetts to New York, the parties will meet and discuss in good faith any appropriate relocation support prior to such relocation if such relocation is viewed in the best interests of the Corporation.

4.	Termination. The Employee’s employment hereunder may be terminated under the following circumstances:

(a)	Death. The Employee’s employment hereunder shall terminate upon his death.

(b)

Total Disability. The Corporation may terminate Employee’s employment upon the Employee becoming “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” means any physical or mental ailment or incapacity as determined by a licensed physician in good standing selected by the Corporation, which has prevented, or is reasonably expected (as determined by a licensed physician in good standing selected by the Corporation) to prevent, the Employee from performing the duties, with or without reasonable accommodation, incident to the Employee’s employment hereunder which has continued for a period of either (A) one hundred twenty (120) consecutive days or (B) two hundred ten (210) total days in any twelve (12) month period; provided that the Employee receives at least forty-five (45) days’ advance written notice prior to such termination.

(c)

Termination by the Corporation for Cause. The Corporation may terminate Employee’s employment hereunder (A) upon written notice in the event of any indictment (or charge) of the Employee or his entering of a plea of nolo contendere with respect to any crime constituting a felony or with any other crime involving moral turpitude (in each case, excluding a traffic or parking violation, jaywalking, driving while intoxicated or similar offense), whether or not in the course of the Employee’s duties, or (B) for “Cause” (as defined herein); provided that (x) the Corporation provides written notice to Employee specifying in reasonable detail the circumstances claimed to provide the basis for such termination within twenty (20) days following the occurrence (or, if later, within twenty (20) days following the date the Corporation first becomes aware), without Corporation’s consent, of an event constituting “Cause”, (y) the Employee fails to correct the circumstances set forth in the Corporation’s notice of termination within forty-five (45) days of receipt of such notice, and (z) the Corporation actually terminates the Employee’s employment within sixty (60) days following such occurrence. For purposes of this Agreement, the term “Cause” means any of the following:

(i)	The Employee’s failure to comply with any applicable laws, rules or regulations of any federal, state or local authority having jurisdiction over the Corporation and its business operations;

(ii)

The Employee’s failure to comply with the lawful specific directions of the Board related to the Employee’s duties hereunder (provided if Employee receives contrary lawful directives, the Board’s lawful directives shall control;

(iii)

The Employee’s committing any willful act which constitutes a conflict of interest with the Corporation, or any act which constitutes a breach of fiduciary duty owed by the Employee to the Corporation; provided, however, the Corporation acknowledges and agrees that in no event shall the Other Services be deemed (x) a breach of his fiduciary duties to the Corporation or its shareholders, (y) a conflict of interest, or (z) a breach of this Agreement;

(iv)	The Employee’s willful breach of any material provision of this Agreement; or

(v)	The Employee’s conviction, or entering of a plea of no lo contendere, to a felony or other crime involving moral turpitude.

In addition to the other preconditions set forth in this Agreement, the cessation of employment of the Employee shall also not be deemed for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by a majority of the members of the Board at a meeting of the Board (after reasonable notice is provided to the Employee and the Employee is given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of conduct described in this Section 4(c). For purposes of the definition of “Cause,” no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without the Employee’s reasonable belief that the Employee’s action or omission was in the best interest of the Corporation. In determining whether the Employee’s acts or failures to act are willful, relevant factors shall include whether the Employee was operating in good faith at the direction of the Board or upon the advice of counsel for the Corporation.

(d)

Termination by the Corporation without Cause. The Corporation may terminate the Employee’s employment hereunder without Cause at any time by providing ninety (90) days’ advance written notice to the Employee.

(e)

Termination by the Employee for Good Reason. The Employee may terminate his employment with the Corporation for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean a termination by the Employee of his employment with the Corporation following one or more of the following occurrences (without Employee’s express written consent): (i) any breach by the Corporation of the Corporation’s material obligations under this Agreement or any other material written agreements between Employee and the Corporation, including but not limited to a change in Employee’s roles to lesser roles than specified herein, a reduction or material adverse change in Employee’s responsibilities, authorities, duties or direct reports (all direct reports of the prior Chief Executive Officer), (ii) a termination by the Employee due to conflicts created by the Corporation’s entrance into business areas in unresolvable conflict with the Employee’s non-compete obligations with Boston Beer, (iii) any relocation of the Employee’s principal place of employment (without the Employee’s written consent to an office or location more than fifty (50) miles from the location the Employee is assigned as of the date hereof or (iv) the failure to appoint Employee as sole Chief Executive Officer of the Corporation (if not then already serving as sole Chief Executive Officer) following the completion of the IPO; provided that, in each instance, (x) the Employee provides written notice to the Corporation specifying in reasonable detail the circumstances claimed to provide the basis for such termination within forty-five (45) days following the date the Employee first becomes aware of the occurrence (or reasonably should have been aware of such occurrence), without the Employee’s written consent, of such events, (y) the Corporation fails to correct the circumstances set forth in the Employee’s notice of termination within thirty (30) days of receipt of such notice (“Cure Period”), and (z) the Employee actually terminates employment within sixty (60) days following the end of the Cure Period.

(f)

Voluntary Termination by the Employee other than for Good Reason. The Employee may terminate his employment hereunder at any time by providing written notice to the Corporation at least ninety (90) days prior to his voluntary termination of employment.

(g)

Notice of Termination. Any termination by the Corporation or by the Employee under this Agreement (other than a termination due to the expiration of the Term) must be communicated by written notice to the other party.

5.

Obligations and Compensation Following Termination of Employment. In the event that the Employee’s employment hereunder is terminated, the Employee shall have the following obligations and be entitled to the following compensation and benefits upon such termination:

(a)

Termination by Employee for Good Reason or By Corporation Without Cause. In the event that (i) the Employee terminates his employment for Good Reason in accordance with Section 4(e) above, or (ii) the Corporation terminates his employment in any manner other than pursuant to Section 4(a), Section 4(b) or Section 4(c) above, then, in any case, the Corporation shall pay the following amounts to the Employee and nothing else, subject to Section 5(g) and the Employee’s compliance with the provisions contained in Sections 5(d), 5(e) and 6 below:

(i)

any accrued but unpaid Salary and earned bonus for a prior completed year for services rendered prior to the date of termination, including but not limited to those amounts that are due during the applicable period of notice and

(ii)

a Severance Payment amount equal to the Employee’s Salary and Bonus at the time of such termination, payable in substantially equal installments over a one (1) year period beginning thirty (30) days after the date of such termination in accordance with Section 3(a) above.

(iii)	In addition to the Severance Payment above, a rent compensation amount equal to any Employee obligations for non-cancelable New York apartment and furniture lease payments, not to exceed $65,000.

(b)

Termination due to Death or by the Corporation for Disability. In the event that the Employee’s employment is terminated due to the Employee’s death or by the Corporation as a result of the Employee being deemed to be Totally Disabled, the Corporation shall pay to the Employee any accrued but unpaid Salary and earned bonus for a prior completed year for services rendered prior to the date of termination.

(c)

Termination by the Corporation for Cause or Voluntary Termination by Employee other than Good Reason. In the event that Employee’s employment is terminated by the Corporation for Cause pursuant to Section 4(c) above or due to the Employee’s voluntary resignation other than for Good Reason pursuant to Section 4(f) above, the Corporation shall pay to the Employee any accrued but unpaid Salary and earned bonus for a prior completed year for services rendered prior to the date of termination and nothing else.

(d)

Employee’s Obligation to Execute a General Release. In the event that the Employee’s employment is involuntarily terminated without Cause or the Employee terminates for Good Reason, the Corporation’s obligation to pay the Employee the amount set forth above in Section 5(a) shall be conditioned upon the Employee executing, and the effectiveness within thirty (30) days after such termination of employment of, a valid waiver and release of all claims that the Employee may have against the Corporation under this Agreement to the Corporation in a form reasonably satisfactory to the Corporation (which waiver and release of all claims shall not waive or release claims for amounts payable pursuant to this Agreement or claims that the Employee may have as a former shareholder of the Corporation).

(e)

Return of Corporation Property. In the event that the Employee’s employment is terminated for any reason, the Employee (or his estate or legal representative, as the case may be) shall be obligated to immediately return all property of the Corporation or any of its subsidiaries or affiliates in his (or their) possession as of the date of termination, including, but not limited to, (i) cell phones, computers or other electronic devices provided by the Corporation to the Employee, including all files resident on such devices; (ii) all memoranda, notes, records, files or other documentation, whether made or compiled by the Employee alone or in conjunction with others (regardless of whether such persons are employed by the Corporation); (iii) all proprietary or other information of the Corporation and its affiliates (originals and all copies) which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be); and (iv) any and all other property of the Corporation and its affiliates which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be), whether directly or indirectly.

(f)

Transition Services. In the event that the Employee terminates his employment without Good Reason in accordance with Section 4(f) above, the Employee agrees that after the date of such termination or expiration, as applicable, the Employee shall, for a period not to exceed ninety (90) days from the effective date of his termination, take all actions as reasonably requested by the Corporation in order to transition all of his former job duties and responsibilities to his successor, and, in addition to paying the Employee all other sums due pursuant to this Agreement, the Corporation shall compensate Employee for such services at the pro rata hourly rate of Employee’s Salary as of the date of the date of Employee’s termination. This paragraph shall not be administered in a manner that unreasonably interferes with the Employee’s other professional pursuits, and shall not prevent the Employee from engaging in other employment or other business or professional activities.

(g)

Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5 hereof, shall be paid to the Employee during the six (6)-month period following the Employee’s “separation from service” from the Corporation (within the meaning of Section 409A, a “Separation from Service”) if the Corporation determines that paying such amounts at the time or times indicated

in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Internal Revenue Code and the regulations thereunder (together, the “Code”). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh (7th) month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Employee’s death), the Corporation shall pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such period.

6.	Covenants of Employee. The Employee covenants and agrees that:

(a)

Confidential Information. During the Employment Period and at all times heretofore and thereafter, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Corporation and its affiliates, all confidential matters relating to the Corporation’s business or to the Corporation and its affiliates learned by the Employee hereafter either directly or indirectly from the Corporation and its affiliates, including, but in no way limited to, information with respect to (a) operations, (b) sales figures, (c) profit or loss figures and financial data, (d) costs, (e) customers, clients, and customer lists (including, without limitation, credit history, repayment history, financial information and financial statements), and (f) plans (collectively, the “Confidential Information”) and shall not disclose such Confidential Information to anyone outside of the Corporation and its affiliates except (i) in connection with the Employee’s proper performance of his duties and responsibilities hereunder, (ii) to the Employee’s personal advisors for purposes of enforcing or interpreting this Agreement (so long as they agree to abide by these confidentiality provisions) or to a court or competent jurisdiction for purposes of enforcing or interpreting this Agreement and/or (iii) with the Corporation’s written consent in each and every instance. For the purposes of this Agreement, Confidential Information shall not include information which (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee, (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, and/or (3) is required to be disclosed by applicable law or regulatory authority. Nothing in this Section 6(a) shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

(b)

Non-Solicitation. During the Employment Period and for a period of one (1) year thereafter, the Employee shall not, without Board Approval, directly or indirectly, knowingly solicit or encourage any (i) employee of the Corporation to leave the employment of the Corporation or (ii) any customer of, or supplier to, the Corporation to terminate or curtail its then current business arrangements with the Corporation.

(c)	Non-Compete.

(i)

During the Employment Period and for a period of six (6) months thereafter (or, if longer, the period of months, not in excess of twelve (12) months, determined by dividing the aggregate severance (if any) payable to the Employee by one-twelfth (1/12th) of the sum of the Employee’s annual Salary and Bonus, if such quotient exceeds six (6)), the Employee expressly shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, franchise, license, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, a Competitive Business (as hereinafter defined); provided, however, that the foregoing shall not prohibit the Employee from acquiring, solely as a passive investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as the Employee is not part of any control group of such entity and such securities, alone or if converted, do not constitute more than 10% of the outstanding voting power of that entity. For purposes of this Section 6(c), “Competitive Business” means any enterprise (other than the Corporation and its affiliates) in the business of manufacturing and/or selling coconut-based products, energy drinks or water and specifically excludes those enterprises listed in Exhibit A. For the avoidance of doubt, the exclusions in Exhibit A shall also apply to any non-compete obligations the Employee may have under the All Market Inc. Second Amended and Restated Stockholders Agreement, dated as of July 14, 2014.

(ii)

The Employee recognizes that the Employee’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by the Employee (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of the Employee’s services), the Corporation shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies. Anything to the contrary herein notwithstanding, the Corporation may seek such equitable relief in any federal or state court located in the City and State of New York and the Employee hereby submits to exclusive jurisdiction in those courts for purposes of this Section (6)(c)(ii). Such exclusive jurisdiction of courts in New York shall not affect a court’s ability to award equitable relief as provided in Section 7(a) of this Agreement.

(d)

Records. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee by the Corporation concerning the Corporation’s business or the Corporation shall be the Corporation’s property and shall be delivered to the Corporation at any time on request.

(e)

Acknowledgment. The Employee acknowledges and agrees that the restrictions set forth in this Section 6 are critical and necessary to protect the Corporation’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. The Employee also acknowledges and agrees that, in the event that the Employee breaches any of the provisions in this Section 6, the Corporation shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs if it is deemed by a court of competent jurisdiction to be the prevailing party in any action enforcing its rights under this Section 6. If the Employee is deemed such prevailing party, he shall be entitled to his attorney’s fees and costs reasonably incurred to defend such action. The Employee further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 6 and (ii) the circumstances of the Employee’s termination of employment with Corporation will have no impact on the Employee’s obligations under this Section 6.

(f)

Cessation of Payments and Benefits Upon Breach. The Corporation’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for all compensation and benefits accrued but unpaid up to the date of termination, will automatically and immediately terminate in the event that the Employee breaches any of the restrictive covenants in this Section 6; provided (i) that the Corporation provides written notice to the Employee specifying in reasonable detail the circumstances claimed to provide the basis for such breach without the Corporation’s consent of such events and (ii) the Employee fails to correct the circumstance set forth in the Corporation’s notice of breach within thirty (30) days of receipt of such notice.

7.

Rights and Remedies Upon Breach of Restrictive Covenants. If the Employee breaches any of the provisions of Section 6 (the “Restrictive Covenants”), the Corporation shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity:

(a)

The right and remedy to have the Restrictive Covenants specifically enforced by any court possessing competent and/or equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation.

(b)

The right and remedy to require the Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Corporation.

8.

Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits the Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. Section 1833, notwithstanding anything to the contrary in this Agreement: (i) the Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if the Employee files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney, and may use the trade secret information in the court proceeding, if the Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.

Compensation Recovery Policy. The Employee acknowledges and agrees that, to the extent the Corporation adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he or she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

10.

Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Corporation determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

11.	Section 409A of the Code.

(a)

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Corporation determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Corporation shall work in good faith with the Employee to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Corporation determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11(d) shall not create an obligation on the part of the Corporation to adopt any such amendment, policy or procedure or take any such other action, nor shall the Corporation have any liability for failing to do so.

(b)

Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(c)

To the extent that any payments or reimbursements provided to the Employee under this Agreement are deemed to constitute compensation to the Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

12.

Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13.

No Waiver. The Employee’s or the Corporation’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Corporation may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section 4(e) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

14.

Successors; Assignment. This Agreement shall be binding on, and inure to the benefit of, each of the parties and their permitted successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion.

15.	Severability; Blue Penciling.

(a)

The Employee acknowledges and agrees that (i) the Employee has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(b)

If any court of competent jurisdiction determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

16.

Waiver of Breach. The waiver by either the Corporation or the Employee of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Employee.

17.	Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	to the Employee addressed as follows:

At the address last shown on the records of

the Corporation

(b)	to the Corporation addressed as follows (with a copy to Corporation’s General Counsel at the same address):

The Vita Coco Company, Inc.

250 Park Avenue South

Seventh Floor

New York, NY 10003

18.

Amendment. This Agreement may be amended only by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and the Employee’s estate upon the Employee’s death), shall have any rights under or interest in this Agreement or the subject matter hereof.

19.

Applicable Law. The provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. Any dispute is to be resolved exclusively in the federal or state courts located in the City and State of New York.

20.

Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

21.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

22.

Authority. Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

23.

VENUE. THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN THE CITY AND STATE OF NEW YORK, AND EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF ANY PARTY HERETO COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE OTHER PARTY HERETO MAY HAVE THE CASE TRANSFERRED TO THE JURISDICTION(S) AND VENUE(S) ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

24.

Entire Agreement. This Agreement and the documents and arrangements referenced herein are intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Corporation and may not be contradicted by evidence of any prior or contemporaneous oral or written statements or agreements (including, but not limited to, the Original Agreement). To the extent that the practices, policies or procedures of the Corporation, now or in the future, apply to the Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in the Employee’s duties, position, or compensation which has been mutually agreed in writing by the parties hereto will not affect the validity or scope of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Employee and the Corporation have executed this Employment Agreement as of the day and year first above written.

Employee

MARTIN ROPER

Corporation

THE VITA COCO COMPANY, INC.

By:
Title:

[Signature Page to Employment Agreement]

Exhibit A

Lumber Liquidators Holdings, Inc.	-	Toano/Richmond, VA

Fintech Holdco, LLC, also known as Fintech.net or Fintech	-	Tampa, FL

Bio-Nutritional Research Group, Inc. also known as PowerCrunch	-	Irvine, CA